Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

AT FTI CONSULTING:	AT FD:
Jack Dunn, President & CEO	Investors: Gordon McCoun
(561) 515-1900	Media: Andy Maas
(212) 850-5600

FTI CONSULTING, INC. ANNOUNCES EXECUTIVE APPOINTMENTS

•	David Bannister Appointed as Chief Financial Officer
•	Roger Carlile Appointed as Chief Administrative Officer

West Palm Beach, FL, March 25, 2010 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that David G. Bannister has been appointed Chief Financial Officer and Roger Carlile has been appointed Chief Administrative Officer effective immediately.

In his new role as Chief Financial Officer, Mr. Bannister will retain his role in corporate development. He succeeds Jorge A. Celaya, who has resigned as Chief Financial Officer effective immediately and will leave FTI effective March 30, 2010 to pursue a new business venture. Mr. Celaya will be available to consult during a brief transition period.

Mr. Bannister, age 54, joined FTI in 2005, and has most recently served as Chief Development Officer and Chief Administrative Officer. Prior to joining FTI, Mr. Bannister was a general partner of Grotech Capital Group, a $1 billion venture capital/merchant banking firm, and was a managing director of investment banking at Alex. Brown and Sons. He is a certified public accountant.

Mr. Carlile, age 47, succeeds Mr. Bannister as Chief Administrative Officer. In his new role, he will retain oversight of Human Resources. Mr. Carlile joined FTI as global leader of its Forensic and Litigation Consulting Segment in 2003 from KPMG where he was its Global and Americas leader of Forensic Services. He has also worked for PriceWaterhouseCoopers in its Dispute Advisory and Corporate Recovery Services practice, at Rauscher Pierce Refsnes in its Fixed Income Investment Banking and Sales, Trading and Underwriting departments, and Deloitte Haskins & Sells in its audit practice.

Commenting on these appointments, Jack Dunn, FTI’s President and Chief Executive Officer, said, “Over the last five years, David and Roger have been hugely enthusiastic contributors to our Company, not just to our results, but also to the culture we are building. They share a deep commitment to the four pillars of FTI – our clients, our people, our firm and our reputation. They have been at the forefront of our efforts at growing and streamlining our business so that we can better serve all our constituents.

Mr. Dunn concluded, “We thank Jorge for his contribution to FTI over the past three years in which he was instrumental in putting in place a financial function that has supported our industry-leading growth. We wish him all the best in his new venture.”

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About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With approximately 3,500 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.